Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
BCM ENERGY PARTNERS, INC.

Under Section 245
of the
General Corporation Law of Delaware

BCM Energy Partners, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is BCM Energy Partners, Inc.; the Corporation was originally incorporated as Novari Inc. and was subsequently named AEON Holdings, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 26, 2004.

THIRD: This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware and only restates and integrates and does not further amend the provisions of the Corporation’s Restated Certificate of Incorporation as heretofore restated, amended and/or supplemented.  There is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FOURTH: The text of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby restated to read in full, as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
BCM ENERGY PARTNERS, INC.

ARTICLE I
NAME

The name of the Corporation is BCM Energy Partners, Inc.

ARTICLE I
REGISTERED AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is The Company Corporation.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
CAPITAL STOCK

Effective as of 12:01 A.M., Eastern Daylight Time, on August 25, 2011, each fifty (50) shares of the Corporation's common stock, par value $0.0001 per share (each, an “Existing Common Share”), then-issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Corporation's common stock, par value $0.0001 per share (each, a “Common Share”) and each fifty (50) shares of the Corporation's Series A Convertible Preferred Stock, par value $0.0001 per share, as referenced in that certain Certificate of Designation Preference and Rights of Series A Convertible Preferred Stock of Novori, Inc., filed June 19, 2007 (each, an “Existing Preferred Share”), then-issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) Common Share.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of the Common Share shall be entitled to receive a cash payment representing that holder's proportionate interest in the net proceeds from the sale by the Corporation's transfer agent of the aggregate of fractional Common Shares that would otherwise have been issued, as reasonably determined by the Board of Directors of the Corporation.  Whether the stock combination provided above would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Existing Common Shares and Existing Preferred Share held by such holder of record at the time the stock split occurs.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

1. General.  15,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), are authorized and may be issued from time to time as determined by the Board of Directors.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any class or series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any class or series.

2. Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

3. Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation.  Subject to any preferential rights of any then-outstanding Preferred Stock, upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

B. PREFERRED STOCK.

1. General.  5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), are authorized and may be issued from time to time as determined by the Board of Directors of the Corporation.

2. Rights and Issuance.  The Board of Directors of the Corporation is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more class or series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Corporation, and as are not stated and expressed in this Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(a) the designation of such class or series;

(b) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(c) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(e) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) the voting rights, if any, of shares of such class or series and whether the shares of any such class or series having voting rights shall have multiple or fractional votes per share;

(g) the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(h) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(i) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

Any amendment to this Restated Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote.

ARTICLE V
BYLAWS

A. The Corporation’s bylaws may be made, altered, amended or repealed by the Board of Directors of the Corporation or by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of Common and Preferred Stock.

B. Election of directors need not be by ballot unless the bylaws so provide.

ARTICLE VI
DIRECTOR LIABILITY

A. To the fullest extent that the General Corporation Law of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Without limiting the generality of the foregoing, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended after the approval by the stockholders of the Corporation of this Restated Certificate to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director shall be limited or limited to the fullest extend permitted by the General Corporation Law of Delaware, as so amended.

B. The Corporation shall have the power to indemnify any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the General Corporation Law of Delaware as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

C. By action of its Board of Directors of the Corporation, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors of the Corporation deems appropriate, to protect any director, officer, employee or agent of the Corporation or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the General Corporation Law of Delaware as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by- law or the General Corporation Law of Delaware. For purposes of this paragraph C, “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

D. Any amendment, alteration, change or repeal of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of any alleged occurrence or any act or omission giving rise to any liability or indemnification.

ARTICLE VII
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer and caused the corporate seal of the Corporation to be hereunto affixed this 16th day of August, 2011.

Signed: /s/ Patricia Netherland
By: Patricia Netherland
Corporate Secretary